Exhibit 2.1

COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the "Agreement") made as of the last executed date below (the "Effective Date"), by and among Sanomedics International Holdings, Inc., a Nevada corporation with a principle address of 7251 W. Lake Mead Blvd. Suite 300, Las Vegas, NV 89128 (the "Buyer") and Belmont Partners, LLC a Virginia limited liability company with a principal address of 261 Main Street, Washington Virginia 22747 ("Seller"), and Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) a public vehicle organized in the state of Delaware and traded under the symbol "NIMD" (the "Company") and Escrow, LLC ("Escrow Agent") (Buyer, Seller and Company each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS, the Seller owns a majority of the issued and outstanding capital stock of the Company; and

WHEREAS, the Buyer wishes to purchase a control block of stock consisting of approximately fifty and one one-thousandth percent (50.001%) of the capital stock of the Company (the "Stock");

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1.                Agreement to Purchase and Sell. Seller will sell to Buyer and Buyer agrees to purchase the Stock in exchange for:

a)     One hundred fifty eight thousand U.S. dollars ($158,000.00) together with two hundred U.S. Dollars representing Buyer's half of the Escrow Fees (the "Purchase Price"), to be paid to Seller according to the terms and conditions set forth in Section 3 herein; and,

b)     Two and one half percent (2.5%) of the issued and outstanding common stock of the Company according to the terms and conditions set forth in Section 3(e) herein (the "Position").

2.                Closing. On or about five (5) business days from the Effective Date (the "Closing") the Parties shall perform, in order:

a)     Buyer shall deliver to Seller a copy of this Agreement executed by Buyer;

b)     Seller shall deliver a fully executed copy of this Agreement to Buyer;

c)     The Escrowed Funds (defined in Section 3(a) herein) shall be released to Seller;

d)     Seller shall cause the board of directors of the Company to execute a resolution approving the terms of this Agreement through which all current Director's of the Company resign and Buyer, or Buyer's designee, is appointed as a Director of the Company (the "Appointment");

e)     Buyer shall deliver to Seller a resolution of the board of directors of the Company and Irrevocable Transfer Agent Instructions to effectuate performance of Sections 1(b) and 3(e) of this Agreement (the "Board Resolution");

f)     Buyer shall deliver to Seller a resolution of the majority shareholders of the Company to effectuate performance of Section 1(b) and 3(e) of this Agreement (the "Shareholder Resolution");

g)     Buyer shall deliver to Escrow Agent the Proxy (as defined. in Paragraph 4(a) herein);

h)     Buyer shall deliver to Escrow Agent the Board Resolution regarding the Pledged Collateral (attached hereto as Exhibit 2);

i)      Buyer shall deliver to Seller a Guarantee Agreement (attached hereto as Exhibit 11);

j)      Seller shall deliver to Buyer the Appointment;

k)     Seller shall deliver to Buyer, to the extent reasonably available to Seller, and alter the full performance of Section 3(a), true and correct copies of the Company's business, financial and corporate records. including but not limited to: correspondence files, bank statements, checkbooks, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts; and,

1)     Seller shall deliver to Buyer, as soon as practicable after the full performance of Sections 2(a) through 2(f) herein, the stock certificate(s) evidencing the Stock.

3.                Payment Terms.

a)     Buyer shall place a deposit of fifty thousand U.S. Dollars ($50,000.00) into an escrow account with Escrow, LLC (the "Escrow Agent") on behalf of the Seller (the "Deposit") on the Closing date. The balance of the Purchase Price (the "Balance") shall be due and payable on the following dates (each a "Maturity Date", collectively the "Maturity Dates"):

(i)     Payment in the amount of fifty four thousand U.S. dollars ($54,000.00) on or before sixty (60) days from the Effective Date;

(ii)     Payment in the amount of fifty four thousand U.S. dollars ($54,000.00) on or before ninety (90) days from the Effective Date.

b)                Wire transfer of all payments hereunder shall be made by wire transfer of immediateIy available funds to Seller's account as follows:
Bank Name:	Rappahannock National Bank
7 Bank Road
Washington, Virginia 22747
Account Name:	Belmont Partners, LLC
Account Number:	1089234
Routing Number:	051402974

c)                The Purchase Price may be prepaid in whole or in part at any time, at the option of Buyer without premium or penalty.

d)                If Buyer shall fail to satisfy the Balance in full prior to a year from the Effective Date of this Agreement, all outstanding principal, any accrued and unpaid interest and any other amounts due hereunder shall bear an interest rate of eighteen percent (18%) per annum from the day such interest is due hereunder through and including the final day of payment of all outstanding principal, accrued interest and other amounts due hereunder. The payments of interest hereunder shall not be required to the extent that receipt of any such interest by the Seller would be contrary to provisions of law applicable to the Seller limiting the maximum rate of interest that may be charged or collected by the Seller.

e)                Stock Position.

(i)      In consideration of the benefits provided to the Company hereby, Company shall issue and deliver to Seller, such fully paid, non-assessable restricted shares of the Company's common stock equal to a two and one half percent (2.5%) post Merger ownership interest in the Company (the "Position"). The Position shall be based on the capital structure of the Company post Merger (taking into account any and all shares issued relating to the Merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), Post Initial Financing (Buyer and Seller expressly understand and agree that Seller's position may be diluted during the Initial Financing. Buyer and Seller further expressly understand and agree that Seller's Position following any such dilution shall in no case be equal to less than a 1.25% ownership interest in the company), and after any other initial issuance of stack (including issuance to the Company's directors and/or officers). Buyer shall take all steps necessary to fully effectuate the provisions of this Section 3(e).

(ii)     Certificate(s) evidencing the Position shall be issued and delivered to the Seller immediately following the actions anticipated by Section 3(e)(i) herein (the "Actions"), but in no case later than eleven (11) months following the Effective Date hereof. In the event that all Actions have not been completed by the eleventh month anniversary of this Agreement, Seller shall transfer to Buyer shares comprising the Position on that date and shall issue additional shares as necessary following completion of the Actions.

(iii)     The Shareholder Resolution whereby the majority of the shareholders of the Company agree to the issuance of the Position.

(iv)     The effective date of all Shares transferred pursuant to this Section 3 shall be the Effective Date of this Agreement and shall be memorialized on the face of the certificates evidencing such shares,

f)                The Parties acknowledge and agree that the Position shall be newly issued, restricted common shares of the Company. Buyer agrees for himself and on behalf of the Company to accept as valid any legal opinion of Seller's counsel regarding the removal of restrictions from the Position. In the event that Buyer does not provide for the removal of restrictions from the shares comprising the Position in accordance with Rule 144 or does not recognize any opinion of Seller's counsel regarding the removal of such restrictions, the Company and the Buyer, jointly and severally, shall pay to Seller liquidated damages in the amount of the bid price per share as of the one year anniversary of this Agreement (as reported by the national market on which the shares trade) multiplied by the number of shares in the Position. The Parties agree that the liquidated damages hereunder are not a penalty.

g)                In consideration of the benefits provided to the Company hereby, Company and Buyer agree to be jointly and severally liable for all amounts due hereunder and all other obligations of this Stock Purchase Agreement.

4.                Non-Dilatable Control Position. In order to ensure full and timely performance under Section 3 herein, Buyer agrees that the Stock shall remain non-dilatable until full payment of the Purchase Price has been received by Seller and/or for the life of the Agreement to Prevent Resale and Dilution and Irrevocable Proxy Coupled with an Interest (attached hereto as Exhibit 1) (the "Proxy"), whichever is longer. Further, Buyer and Company hereby expressly agree and understand that any issuances of stock of any series or class by the Company to any individual and/or entity whatsoever shall be subject to the Proxy. All such newly issued shares shall prominently bear on their face a ledger indicating that such shares are subject to the Proxy. Buyer and Company hereby expressly agree and understand that on the Closing date, Buyer, Company and Seller will all jointly and separately notify the Transfer Agent of the existence of the Proxy and the provisions of this Agreement pertaining thereto. Buyer and Company further agree that should the Company change transfer agents, any new transfer agent will promptly, and prior to initiating the issuance of any new shames, be notified of the Proxy and the provisions of this Agreement pertaining thereto.

5.                Proxy.

a)     In order to insure performance under Section 3 of this Agreement, the Parties hereby recognize the Proxy (attached hereto as Exhibit 1) as being legally binding anal fully valid. The Proxy shall be held in escrow by the Escrow Agent until such time as the Proxy may be released according to Section 5(c) herein.

b)     Escrow Agent's Rights; Exculpation. The Proxy shall be held in the possession of the Escrow Agent. The Escrow Agent shall have the authority and power to take such actions and to exercise such powers as are specifically delegated to the Escrow Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Escrow Agent shall be under no duty with respect to the Proxy except to account therefore in due course, pursuant to the terms and conditions hereof.

c)     Upon notification of Buyer's Default (as defined in Section 7 herein), the Escrow Agent shall release the Proxy to the Transfer Agent with a copy to the Seller and Company.

d)     The Escrow Agent shall not be liable hereunder in its capacity as Escrow Agent, agent or bailee for any action taken or omitted by it hereunder except for its gross negligence or willful breach.

6.                Collateral.

a)     Pledged Collateral. In order to secure the performance and observance by Buyer and Company of each of all of the terms, covenants and provisions contained in this Agreement, Buyer and Company hereby pledge, hypothecate, assign, mortgage, transfer, deliver, set over and confirm unto the Seller (or its successors and assigns), a first priority security interest in and to the following collateral (the "Pledged Collateral"): a number of shares of capital stock of the Company which shall comprise a minimum of fifty-one percent (51%) control of the Company. To secure Seller's interest in the Pledged Collateral, Buyer shall execute a board resolution (attached hereto as Exhibit 2) authorizing an increase in the authorized shares and the issuance of fifty-one (51%) percent control in the Company and/or its successors and assigns to Seller (the "Security"). The Security shall be held by Seller's counsel for the Buyer and Company until such time as Security may be released according to Section 8(c) or 9 herein.

b)     Covenant. Buyer and Company covenant and agree that until such time as the debt secured by this Agreement is fully satisfied they shall not sell, assign or transfer, and shall not pledge, hypothecate, mortgage or otherwise encumber any right or rights with respect to the Pledged Collateral or any rights or interest thereunder, except in conformity with this Agreement.

c)     Voting Rights. Upon the occurrence of any Event of Default, Buyer and Company shall lose all voting rights and any other consensual rights pertaining to the Pledged Collateral.

d)     Pledgee's Rights; Exculpation. The Security shall be held in the possession of Seller's counsel (the "Pledgee"). The Pledgee shall have the authority and power to take such actions and to exercise such powers as are specifically delegated to the Pledgee by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Pledgee shall be under no duty with respect to the pledged Security except to account therefore in due course, pursuant to the terms and conditions hereof

e)     Upon payment in full of all amounts due under the terms of this Agreement, Seller shall instruct Pledgee to return the pledged Security to the Buyer, and upon such instruction the Pledgee shall return the Security to the Buyer and the Pledgee shall have no further obligations hereunder.

f)     Upon notification of Buyer's Default, the Pledgee all release the Security according to Section 7(c) or 8 herein.

g)     The Pledgee shall not be liable hereunder in its capacity as Pledgee, agent or bailee for any action taken or omitted by it hereunder except for its gross negligence or willful breach,

7.                Pledged Collateral .Release. Upon any Event of Default, and subject to the terms and limitations of Sections 8(c) herein, the Seller shall instruct the Pledgee to release the Security to the Transfer Agent, with a copy to the Company, in order for Seller to take possession of the Pledged Collateral.

8.                Default. The following conditions or events shall constitute events of default ("Event(s) of Default"):

a)     if the Buyer shall default in the performance of or compliance with any material term contained in this Agreement;

b)     if the Buyer shall be in breach or otherwise default in the performance of, or compliance with, any other term contained herein and such breach or default is not remedied within ten (10) days of either:

(i)     an officer of the Buyer obtaining knowledge of such default;

(ii)     Buyer's Notification of such default; such notification shall be effective upon the mailing of such Notification to Buyer's last address;

c)     if any representation or warranty made in writing by or on behalf of the Buyer herein or in any instrument furnished in compliance with or in reference hereto or otherwise in connection with the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made;

d)     if the Buyer or any Subsidiary shall be in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness with a principal amount in excess of fifty thousand dollars ($50,000.00) (other than this Agreement) or in the performance of or compliance with any term of any evidence of any such indebtedness or of any mortgage, indenture or other agreement relating thereto the effect of which is to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto;

e)     if the Buyer or any Subsidiary shall:

(i)     be generally not paying its debts as they become due;

(ii)     file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction;

(iii)     make an assignment for the benefit of its creditors;

(iv)     consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial. part of its property;

(v)     be adjudicated an insolvent or be liquidated; or,

(vi)     take corporate action for the purpose of any of the foregoing;

f)     if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Buyer or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Buyer or any Subsidiary, or if any such petition shall be filed against the Buyer of any Subsidiary and such petition shall not be dismissed within thirty (30) days; or,

g)     if a final judgment which, with other outstanding final judgments against the Buyer and the Subsidiaries, exceeds fifty thousand dollars ($50,000.00) shall be entered against the Buyer or any Subsidiary and if, within sixty (60) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or if, within sixty (60) days after the expiration of any such stay, such judgment shall not have been discharged.

9.                Remedies on Default.

a)     Upon the occurrence of any Event of Default, the Seller may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained in this Agreement, or in aid of the exercise of any power granted in this Agreement, and (unless there shall have occurred an Event of Default under Section 8(d) or 8(e), in which case the unpaid balance due hereunder shall automatically become due and payable) may at its sole option and with no further notice to the Buyer declare all or any part of the unpaid principal amount of the Agreement then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Agreement shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Seller may proceed to enforce payment of such amount or part thereof in such manner as Seller may elect.

b)     Annulment of Defaults. An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Agreement until the expiration of any and all grace periods under this Agreement or if the Seller shall have waived such event in writing or stated in writing that such event has been cured to its reasonable satisfaction. No Waiver or statement of satisfactory cure pursuant to this Section 9(b) shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any other rights of the Seller herein.

c)     Discretionary Release. Seller may, at Seller's sole discretion, instruct the Escrow Agent to release the Proxy in accordance with Section 10 herein if any Event of Default shall have been in existence for a period of fifteen (15) days.

10.              Proxy Release.

a)     Upon any Event of Default, and subject to the terms and limitations of Sections 6(c) herein, the Seller shall instruct the Escrow to release the Proxy to the Company.

b)     Upon any Event of Default, Seller may at its sole discretion deliver notice of default to the Escrow Agent and Buyer. Immediately upon receipt of the Notice of Default, the Escrow Agent shall deliver the Proxy to the Transfer Agent with a copy to the Seller and Company, thereby affording Seller all the rights defined in the Proxy as referenced in Section 5 herein.

11.           Transfer Agent.

a)     Until such time as the Purchase Price secured. by this Agreement is fully satisfied, and the terms and conditions of Section 3(e) herein are fully performed, Buyer agrees that PaeWest Transfer, LLC (the "Transfer Agent") shall act as the Company's sole transfer agency, and Transfer Agent shall have full power and authority to act on behalf of the Company in connection with the issuance, transfer, exchange and replacement of all of the Company's stock certificates.

b)     Transfer Agent shall have full power and authority to act according to the Irrevocable Proxy.

 12.          Collections. Should the indebtedness represented by this Agreement or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should any amount due under this Agreement be placed in the hands of attorneys for collection upon default, Buyer agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees and expenses.

 13.          Representations and Warranties of Seller. Seller hereby represents and warrants, for a period of twelve (12) months from the Effective Date, to Buyer that the statements in the following paragraphs of this Section. 13 are all true and complete as of the date hereof:

a)     Title to Stock. Seller is the record and beneficial owner and has sole managerial and dispositive authority with respect to the Stack and has not granted any person a proxy that has not expired or been validly withdrawn. The sale and delivery of the Stock to Buyer pursuant to this Agreement will vest in Buyer the legal and valid title to the Stock, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances") (other than Encumbrances created by Buyer and restrictions on resales of the Stock under applicable securities laws).

b)     Liabilities of the Company. To the best knowledge of Seller with due inquiry, there are no liabilities of the Company. To the best knowledge of Seller, no person has made any claim of ownership to any asset of the Company.

b)     Full Power and Authority. Each of Seller and the Company represents that it has full power and authority to enter into this Agreement. This Agreement has been duly and validly executed and delivered by Seller and the Company, and upon the execution and delivery by Buyer of this Agreement and the performance by Buyer of Buyer's obligations herein, will constitute, a legal, valid and binding obligation of each of Seller and the Company enforceable against Seller and/or the Company in accordance with its terms.

c)     Organization. The Company is a corporation organized, validly existing and in good standing under the laws of Idaho. The Company has the power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to conduct its business as it is now being conducted.

d)     No Litigation or Liens. To the best of Seller's knowledge with due inquiry, the Company is not a party to any action, proceeding, arbitration or lawsuit which is pending before or by any court, commission, governmental agency or other administrative or regulatory body. or authority or which is threatened against the Company, and there is no lien or judgment against any of the Company's assets or capital stock.

e)     Capitalization, Etc. The authorized capital. stock of the Company consists of Ten Million shares (I0,000,000) shares of common stock, par value $.10 per share, of which Five Million One Hundred Thousand Shares (5,100,000) have been issued and axe outstanding as of the date of this Agreement and there are no preferred shares authorized. All of the outstanding shares of the Company's common stock have been. duly authorized and validly issued, and are fully paid and non-assessable. The Company has not consummated any financings (debt or equity) within the eighteen months prior to the date of Closing.

f)     Options. To the best knowledge of the Seller with due inquiry, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for granting any equity or equity-based compensation to any Person, and there are no: (i) outstanding subscriptions, options, calls, warrants, rights or other agreements to acquire any of the Company's equity, including but not limited any preemptive rights, (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred. to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any the Company.

g)     Employees; Plans. The Company has no employees, and no employee benefits plans whether subject to ERISA or otherwise. The Company does not have any unpaid obligations to former employees whether for wages, salaries, benefits, expense reimbursement, or any other form of compensation or payment.

h)     Taxes. To the knowledge of the seller, with due inquiry, the Company does not owe any taxes or tax or withholding payments to the federal government or any state or local government. The Company has made all required tax filings with the federal government and any applicable state or local government. To the knowledge of Seller with due inquiry, the Company is not the subject of any current tax audit.

i)     Conflicts. This Agreement and the Company's obligations hereunder do not and wi11 not violated the terms of its charter or its bylaws or any Contract by which it is bound or violate any law or judgment or order by which the Company or any of its assets are bound.

j)     Contracts. The Company is not a party to or bound by any agreement or contract (collectively, "Contract").

k)     Subsidiaries. The Company does not have any subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

1)     Real Estate. The Company does not own any real estate or any interest in any real estate.

m)     FuII Disclosure. To the best knowledge of the Seller, after due inquiry, none of the representations and warranties made by the Seller herein, or in any document furnished prior to Closing or to be furnished by them hereunder contain or will contain as of the Closing Date, any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

n)     Exchange Act Filings. The Company does not have a class of stock registered under Section 12 of the Exchange Act and the Company is not obligated to file periodic reports under Section 13 or 15(d) of the Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

o)     Liabilities of the Company. Seller makes no representation as to the existence or non-existence of liabilities of the Company except as explicitly stated in this Agreement. Buyer is solely responsible for conducting its own due diligence with respect to the Company and its liabilities and for gathering enough information upon which to base an investment decision in the Stock. Buyer acknowledges that:

(i)     Seller has made no representations with respect to the Company or its status except as explicitly stated in this Agreement; and,

p)     Full Power and Authority. Seller represents that it has full power and authority to enter into this Agreement.

14.          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 14 are all true and complete as of the date hereof

a)     Affidavit of Source of Funds. Nor to each transfer to seller or each deposit into escrow, Buyer shall execute an Affidavit of Source of Funds, to the satisfaction of Seller, which attests that the funds to be transferred are not the proceeds of nor are intended for or being transferred in the furtherance of any illegal activity or activity prohibited by federal or state laws. Such activity may include, but is not limited to: tax evasion; financial misconduct; environmental crimes; activity involving drugs and other controlled substances; counterfeiting; espionage; kidnapping; smuggling; copyright infringement; entry of goods into the United States by means of false statements; terrorism; terrorist financing or other material support of terrorists or terrorism; arms dealing; bank fraud; wire fraud; mail fraud; concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any party or the Court in a bankruptcy proceeding, a receiver, a custodian, a trustee, a marshal, or any other officer of the court or government or regulatory official; bribery or any violation of the Foreign Corrupt Practices Act; trading with enemies of the United States; forgery; or fraud of any kind. Buyer further warrants that all transfers of monies will be in accordance with the Money Laundering Control Act of 1986 as amended.

b)     Exempt Transaction. Buyer understands that the offering and sale of the Stock is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act") and exempt from registration or qualification under any state law.

c)     Full Power and Authority. Buyer represents that it has full power and authority to enter into this Agreement.

d)     Stock. The Stock to be purchased by Buyer hereunder will be acquired for investment for Buyer's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

e)     Information Concerning the Company. Buyer has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base an investment decision in the Stock. Buyer acknowledges that Seller has made no representations with respect to the Company, its status, or the existence or non-existence of liabilities in the Company except as explicitly stated in this Agreement.

f)     Investment Experience. The Buyer understands that purchase of the Stock involves substantial risk. The Buyer:

(i)     has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the economic risk of Buyer's investment in the Stock; and,

(ii)     has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Stock, to protect Buyer's own interests in connection with the investment and to make an informed investment decision with respect thereto.

g)     No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. Buyer is not relying on any oral statements made by Seller, Seller's representatives, employee's or affiliates in purchasing the Stock.

h)     Restricted Securities. Buyer understands that the Stock is characterized as "restricted securities" under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering.

i)     Opinion Necessary. Buyer acknowledges that if any transfer of the Stock is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the Act. Buyer acknowledges that a restrictive legend appears on the Stock and must remain on the Stock until such time as it may be removed under the Act.

j)     Shareholder Value. Buyer represents that Buyer intends to implement a business plan designed to return value to the shareholders of the Company.

k)     Compliance. Buyer shall comply with all applicable securities laws, rules and regulations regarding this Agreement, the Merger and all related transaction, including but not limited to filing any forms required by the U.S. Securities and Exchange Commission.

1)     Proxy. Company and Buyer recognize the proxy (attached hereto as Exhibit 1) (the "Proxy") as being legally binding and fully valid. Company and Buyer hereby knowingly, and to the fullest extent, waive any and all objections to the validity or execution of the Proxy,

15.           Covenant Not to Sue; Indemnification.

a)     In consideration of this Agreement and the consideration to Buyer and Company granted herein, Buyer and Company covenant and agree, for themselves and for their agents, employees, legal representatives, heirs, executors or assigns (the "Buyer Covenantors") shall indemnify and hold harmless the Seller, its members, officers, directors, agents, employees, attorneys, accountants, consultants subsidiaries, successors, affiliates and assigns (collectively the "Seller Covenantees"), from and against any and all losses, damages, expenses and liabilities (collectively "Liabilities") or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively "Actions") (Liabilities and Actions are herein collectively referred to as "Losses") suffered or incurred by Seller or any of the foregoing persons in any action or proceeding between Buyer (or any other indemnified person) and any third party or otherwise, arising out of any breach of the representations, warranties, covenants and agreements of the Buyer contained in this Agreement; provided, however, that, notwithstanding anything contained herein to the contrary such indemnification shall in no event exceed Seventy Nine Thousand Dollars ($79,000.00).

b)     Seller Covenatees shall indemnify and hold harmless the Buyer Covenantors from and against any and all losses, damages, expenses and Iiabilities (collectively "Liabilities") or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively "Actions") (Liabilities and Actions are herein collectively referred to as "Losses") suffered or incurred by Buyer or any of the foregoing persons in any action or proceeding between Buyer (or any other indemnified person) and any third party or otherwise, arising out of any breach of the representations, warranties, covenants and agreements of the Seller or Company contained in this Agreement; provided, however, that, notwithstanding anything contained herein to the contrary such indemnification shall in no event exceed Seventy Nine Thousand Dollars ($79,000.00).

16.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth. of Virginia, U.S.A. without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the Commonwealth of Virginia.

17.            Merger and Exchange of Stock. Buyer shall, as soon as practicable, and in no case later than twenty (20) days from the Closing, effect a merger or other combination (the "Merger") between the Company and a target corporation (the "Sub"). The Company shall be the surviving corporation of the Merger, and shall continue unimpaired by the Merger. Upon Merger, the Company shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of the Sub.

18.            Term / Survival. The terms of this Agreement shall be effective as of the Effective Date, and continue until such time as the payment of the Purchase Price and all other amounts due hereunder are fully satisfied, however; the terms, conditions, and obligations of Sections 13, 14, 15, 29 and 30 hereof shall survive the termination of this Agreement.

19.            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyer may not assign or transfer any of its rights or obligations under this Agreement.

20.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.A telefaxed copy of this Agreement shall be deemed an original.

21.            Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

22.             Costs,

23.             Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Agreement, and signed by both the Buyer and Seller. No waiver of any breach, term, condition or remedy of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this agreement, by law, or otherwise afforded the Buyer shall be cumulative and not alternative.

24.            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

25.            Termination. Buyer or Seller may, upon written notice to the other party, terminate this Agreement upon their own discretion prior to any funds being released from escrow. Upon the release of any funds from escrow, this termination clause is null and void.

26.            Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

27.            Further Assurances, From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

28.            Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a)     if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b)     if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and

c)     if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 28.

29.            Insider Trading. Self and Buyer hereby certify that they have not themselves, nor through any third parties, purchased nor caused to be purchased in the public marketplace any publicly traded shares of the Company. Seller and Buyer further certify they have not communicated the nature of the transactions contemplated by the Agreement, are not aware of any disclosure of non public information concerning said transactions, and are not a party to any insider trading of Company shares.

30.            Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties, If they do not reach such a solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the Arnerican Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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[SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the last date written below.

SELLER	BUYER

BELMONT PARTNERS, LLC	SANOMEDICS INTERNATIONAL HOLDINGS, INC.

/s/ Joseph Meuse	/s/ Keith Houlihan
By: Joseph Meuse, Managing Member President Date: 03/19/2009	By: Keith Houlihan, Date: 03/19/2009

COMPANY

NIAGARA MINING & DEVELOPMENT CO., INC. (ALSO KNOWN AS GRAND NIAGARA MINING AND DEVELOPMENT COMPANY)

/s/ Joseph Meuse
By: Joseph Meuse, Director
Date: ____________________

ESCROW AGENT

ESCROW, LLC

________________________
By: Johnnie Zarecor,
Date: ____________________

EXHIBIT 1
AGREEMENT TO PREVENT RESALE AND DILUTION
AND
IRREVOCABLE PROF' COUPLED WITH AN INTEREST

This Agreement to Prevent Resale and Irrevocable Proxy Coupled with an Interest, dated as of the last executed date below (this "Agreement and Irrevocable Proxy"), is made and entered into by and among Sanomedics International Holdings, Inc. ("Grantor"), on the one hand, and Belmont Partners, LLC, a Virginia limited liability company ("Grantee"), on the other hand.

In consideration of the premises and the mutual covenants and agreements set forth herein, a publicly traded vehicle as provided through the Stock Purchase Agreement between Grantor and Grantee ("Stock Agreement"), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     AGREEMENT TO PREVENT RESALE AND DILUTION. Grantor hereby understands and acknowledges that the Shares hereunder are Restricted Securities as defined in Rule 144 under the Securities Act of 1933, as amended, ("Rule 144") which permits limited resale of shares subject to the satisfaction of certain conditions as set forth thereunder. Grantor hereby agrees not to engage in resale of the Shares hereunder unless such resale is effected pursuant to the provisions of Rule 144 and in ordinary broker-dealer transactions, as that term is defined for purposes of Rule 144. Grantor hereby agrees that should they transfer their shares pursuant to the provisions of 144 they hereby agree to notify any such purchaser that the shares they are transferring are subject to this Agreement and Irrevocable Proxy and to ensure that the transferred shares properly.

Grantor hereby understands and acknowledges that. the Shares transferred to him by Grantee in the Stock Purchase Agreement dated March 19, 2009 shall be and remain non-dilutable for the life of this Agreement and Irrevocable Proxy.

2.     IRREVOCABLE PROXY COUPLED WITH INTEREST.

a.
Grantor hereby irrevocably appoints Grantee, from the last executed date below until the date of the final payment made by Sanomedics International Holdings, Inc. to Belmont Partners, LLC pursuant the Stock Agreement as the Grantor's true and lawful proxy and attorney-in-fact: with full power of substitution, to vote all of the shares of the Grantees' common or preferred stock of any series or class (the "Shares"), which Grantor is entitled to vote, for and in the name, place and stead of the Grantor, at any annual, special or other meeting of the stockholders of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company), a Delaware Corporation ("MMD" or the "Company"), and at any adjournments thereof or pursuant to any consent in lieu of a meeting or otherwise.

b.
Grantor hereby understands and agrees that this Proxy covers all shares common or preferred of any series or class held or controlled by Sanomedics International Holdings, Inc. or Keith Houlihan. Additionally, this Proxy covers all shares of common or preferred stock of any and all series or class held in treasury or authorized by the Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) articles of incorporation. Such that this Proxy, during its life, covers any share of common or preferred stock of any and all series or class issued subsequent to the execution of this Proxy.

c.
Grantor agrees that this Proxy is coupled with an interest sufficient in law to support an irrevocable power and shall not be terminated by any act of the Grantor, by lack of appropriate power or authority or by the recurrence of any other event or events.

3.
This Agreement and Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provision thereof relating to conflicts of law.

4.
Grantor will cause the certificates representing the Shares to be resubmitted to the Company promptly following execution of this agreement for reissuancc with a legend prominently disclosing the existence of this instrument on the face of each such certificate, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Grantee to be necessary or desirable to complete the Agreement and Irrevocable Proxy entered herein or to carry out the provisions hereof.

5.
If any term, provision, covenant, or restriction of this Agreement and Irrevocable Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Proxy shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

6.	This Agreement and Irrevocable Proxy may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

GRANTEE	GRANTOR

BELMONT PARTNERS, LLC	SANOMEDICS INTERNATIONAL HOLDINGS, INC.

/s/ Joseph Meuse	/s/ Keith Houlihan
By: Joseph Meuse, Managing Member Date: March 19, 2009	Keith Houlihan, Individual Date: March 19, 2009

EXHIBIT 2

UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Board of Directors of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) a Delaware corporation (the "Company"), the undersigned, being all of the Directors of the Company, take the following actions by unanimous written consent, said actions to have the same force and effect as if adopted at a meeting of the Board of Directors duly called and held:

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into a Stock Purchase Agreement with Belmont Partners, LLC ("Belmont") dated March 19, 2009 indebting the Company to Belmont in the amount of one hundred eight thousand U.S. dollars ($108,000.00) (the "Debt");

WHEREAS, the Company has pledged fifty-one percent (51%) control in the Company and/or its successors and assigns to Belmont as Collateral for the Debt;

WHEREAS, the Company has received full and adequate consideration from Belmont for the Debt;

WHEREAS, the Company, being in default of its obligations under the Agreement to pay the Debt, authorizes an increase in the authorized shares of the common stock of the Company and/or its successors and assigns (the "Shares") and the issuance to Belmont of a number of Shares equaling fifty-one percent (51%) control in the Company; and

WHEREAA, all Shares transferred to Belmont hereby shall be deemed to have been transferred at a value not to exceed par value.

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)   it is in the best interests of the Company to undertake the Transactions contemplated hereby; and

(b)   the transfer of Shares according to this resolution are hereby authorized; and the transfer of control of the Company to Belmont is hereby authorized; and any transfer agent acting for or on behalf of the Company or a Surviving Company (a "Transfer Agent") shall be entitled to rely upon these resolutions to execute the issuance of the Shares to Belmont as aforesaid; and

(c)   the Company agrees to indemnify and hold harmless the Transfer Agent from and against any and all claims, liabilities, losses, damages and expenses, including fees and expenses of counsel, accountants and other advisors (collectively, "Losses"), related thereto or arising out of or in connection therewith the issuance of Shares; and

(f)   the value of all shares hereby transferred shall be no greater than. par value; and

(g)   the Company gives the Transfer Agent authorization to deliver said shares as specified herein to Belmont Partners, LLC at 360 Main Street, Washington, VA 22747 via Federal Express or Hand Delivery.

Each Director, by signing this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Board of Directors' meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

WHEREAS AND RESOLVED, upon the transfer of Shares to Belmont, all current members of the Board of Director hereby resign.

IN WITNESS WHEREOF, we have each signed this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument, effective as of the 19th day of March, 2009.

/s/ Keith Houlihan
By: Keith Houlihan, Director

EXHIBIT 3
UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Board of Directors of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) a corporation organized in the State of Delaware (the "Company"), the undersigned, being all of the Directors of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the Board of Directors duly called and held:

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into an agreement with Belmont Partners, LLC ("Belmont") dated March 19, 2009 (the "Agreement") requiring the Company to provide Belmont a two and one half percent (2.5%) common stock shares position in the Company (the "Position"). The Position shall be based on the capital structure of the Company after merger with a target corporation (taking into account any and all shares issued relating to the merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), Post Initial Financing, and after any other initial issuance of stock (including issuance to the Company's directors and/or officers (collectively the "Merger").

WHEREAS, the Company has entered into the Agreement with Belmont;

WHEREAS, the Company has received full and adequate consideration from Belmont for the Position;

WHEREAS, it is in the best interests of the Company to issue such shares of the Company's common stock to Belmont as necessary to provide Belmont the Position according to the terms of the Agreement;

WHEREAS, all shares transferred to Belmont hereby shall be deemed to have a valuation of par value;

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)    it is in the best interests of the Company to undertake the transactions contemplated hereby; and

(b)    the transactions are hereby approved, ratified and confirmed; and

(c)    in accordance with the Shareholder Consent dated March 19, 2009, the Company will issue shares of the Company's common stock to Belmont necessary to provide Belmont the Position according to the terms of the Agreement; and

(d)   any transfer agent acting for or on behalf of the Company or a Surviving Company (a "Transfer Agent") shall be entitled to rely upon these resolutions to execute the issuance of the Position as aforesaid; and

(e)   certificate(s) evidencing the Position shall be issued and delivered to Belmont Partners, LLC immediately following the actions anticipated by the Merger, but in no case later than the eleventh (11th) month anniversary of the Effective Date of the Stock Purchase Agreement. In the event that all actions contemplated by the Merger have not been completed by the eleventh month anniversary of the Effective Date of the Stock Purchase Agreement, Belmont Partners, LLC shall be issued shares comprising the Position on that date and shall be issued additional shares as necessary following any reverse stock split, share issuances relating to the merger and initial contracts, initial acquisition of any assets, Initial Financing, and after any other initial issuance of stock; and

(f)   the effective date of all shares transferred pursuant to this Board Resolution shall be the Effective Date of the Stock Purchase Agreement and shall be memorialized on the face of the certificates evidencing such shares. Company shall accept as valid any legal opinion of Belmont Partners, LLC's counsel regarding the removal of restrictions from all shares hereby issued, and any transfer agent acting on behalf of the Company shall be entitled to rely upon these resolutions to remove such restrictions from such shares; and

(g)   the Company agrees to indemnify and hold harmless the Transfer Agent from and against any and all claims, liabilities, losses, damages and expenses, including fees and expenses of counsel, accountants and other advisor's (collectively, "Losses"), related thereto or arising out of or in connection therewith the issuance of the Position; and

(h)   the Company gives the Transfer Agent authorization to deliver said shares as specified herein to Belmont Partners, LLC at 360 Main Street, Washington, Virginia 22747 via Federal Express or Hand Delivery; and

(i)            the value of all shares hereby transferred shall be par value.

Each Director, by signing this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Board of Directors' meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument, effective as of the date executed below.

/s/ Keith Houlihan
By: Keith Houlihan, Director

EXHIBIT 4

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

TO:     PacWest Transfer, LLC
2510 Pines Road North, Suite 206-B, Spokane Valley, Washington 99206

Re:     Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company)

Ladies and Gentlemen:

Reference is made to that certain Common Stock Purchase Agreement between Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) (the "Company"), Belmont Partners, LLC ("Belmont") and Sanomedics International Holdings, Inc. (the "Buyer"), dated March 19, 2009 pursuant to which the Company shall issue to Belmont a number of shares of the Common stock of the Company equal to two and one half percent (2.5%) of the Company capital stock (the "Position"). This letter shall serve as the Company's irrevocable authorization and direction to PacWest Transfer, LLC, and to any subsequent Transfer Agent of the Company , (collectively the "Transfer Agent") to issue shares of the common stock of the Company to Belmont as set forth below, and no subsequent direction, order, resolution or other order or request of the Company shall be effective to rescind, modify, nullify, or otherwise cancel these instructions, the attached resolutions, or the shares issued hereby.

Specifically, the Transfer Agent is hereby instructed to issue two and one half percent (2.5%) of the Company's capital to Belmont based on the capital structure of the Company after merger with a target corporation (taking into account any and all shares issued relating to the merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), Post Initial Financing, and after any other initial issuance of stock (including issuance to the Company's directors and/or officers (collectively, the "Actions").

The Transfer Agent shall deliver certificate(s) evidencing the shares in the Position to Belmont Partners, LLC, at the address indicated below immediately following the Actions, but in no case later than the eleventh month anniversary of the Effective Date of the Stock Purchase Agreement. In the event that all Actions have not been completed by the Effective Date of the Stock Purchase Agreement, the Transfer Agent shall transfer to Belmont certificate(s) evidencing the shares comprising the Position on the eleventh month anniversary of the Effective Date of the Stock Purchase Agreement, and shall further issue additional shares to Belmont as necessary following completion of the Actions.

The shares comprising the Position shall be newly issued restricted common shares of the Company, and the Effective date of all shares in the Position shall be the Effective Date of the Stock Purchase Agreement regardless of the date on which the certificate(s) evidencing such shares are issued, and such effective date shall be evidenced on the face of such certificate(s).

The Company hereby confirms to the Transfer Agent and Belmont that the shares comprising the Position shall not be subject to any stop-transfer restrictions and shall otherwise be freely transferable on the books and records of the Company, and that if the shares comprising the Position are not registered for sale under the Securities Act of 1933, as amended, then the certificates evidencing such shares shall bear the requisite restrictive legend. The Transfer Agent is hereby instructed to accept as valid any opinion of Belmont's counsel regarding removal of any restriction from the shares comprising the Position, and upon receipt of such opinion of counsel the Transfer Agent shall promptly remove such legend.

The Company hereby represents, acknowledges and agrees that: (i) Belmont has relied upon the representations and covenants made by the Company hereunder as a material inducement to Belmont entering into the Common Stock Purchase Agreement; (ii) that without such representations and covenants Belmont would not enter into the Common Stock Purchase Agreement; (iii) in the event of any breach or threatened breach of any provision hereof, Belmont would be irreparably damaged and damages at law would be an inadequate remedy if these Irrevocable Transfer Agent Instructions were not specifically enforced. Therefore, in the event of a breach or threatened breach of the representations and covenants hereunder, or a breach or threatened breach of the Transfer Agent's duties and obligations herein defined, Belmont shall be entitled in addition to all other rights and remedies, to an injunction restraining such breach, without being required to show any actual damages or to post any bond or other security, and/or to a decree of specific performance of the provisions of these Irrevocable Transfer Agent Instructions.

Delivery of the certificate(s) evidencing the Position shall be delivered to Belmont by Federal Express to Belmont Partners, LLC, 360 Main Street, Washington, Virginia 22747, or to such other address as specified in writing by Belmont.

IN WITNESS WHEREOF, the Parties have caused this agreement and letter of Irrevocable Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

NIAGARA MINING & DEVELOPMENT CO., INC. (ALSO KNOWN AS GRAND NIAGARA MINING AND DEVELOPMENT COMPANY)

BELMONT PARTNERS, LLC

/s/ Keith Houlihan	/s/ Joseph Meuse
Keith Houlihan, Director Date: March 19, 2009	Joseph Meuse, Managing Member Date: March 19, 2009

EXHIBIT 5
WRITTEN SHAREHOLDERS CONSENT
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Shareholders of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company), a corporation organized in the State of Delaware (the "Company"), the undersigned, being the majority shareholder(s) of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the majority shareholders duly called and held:

WHEREAS, the Shareholder(s) wish to approve the issuance of a two and one half percent (2.5%) common stock share position issued to Belmont Partners, LLC based upon the capital structure of the Company after merger with a target corporation (taking into account any and all shares issued relating to the merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), Post Initial Financing, and after any other initial issuance of stock (including issuance to the Company's directors and/or officers).

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:
(a)   the transactions contemplated above are hereby approved, ratified and confirmed;

(b)   the Shareholder(s) approve the issuance of a two and one half percent (2.5%) common stock share position to Belmont Partners, LLC based upon the capital structure of the Company after merger with a target corporation (taking into account any and all shares issued relating to the merger, initial contracts, and initial acquisition of any assets), post reverse stock split (if any), Post Initial Financing, and after any other initial issuance of stock (including issuance to the Company's directors and/or officers).

(c)   Each Shareholder, by signing this Written Consent of the Shareholders in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Majority Shareholders meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Written Consent of the Shareholders in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same in effect of the date executed below.

By:	/s/ Keith Houlihan
Sanomedics International Holdings, Inc., Majority Shareholder
Date:	March 19, 2010

EXHIBIT 6
UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Board of Directors of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company), a corporation organized in the State of Delaware (the "Company"), the undersigned, being all of the Directors of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the Board of Directors duly called and held:

WHEREAS, the Company has determined that it is in the best interests of the Company to transfer fifty and one thousandth percent (50.001%) of the Company's capital stock to Sanomedics International Holdings, Inc.

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)   it is in the best interests of the Company to undertake the transaction contemplated hereby; and,

(b)   the transactions are hereby approved, ratified and confirmed; and,

(c)   any transfer agent acting for or on behalf of the Company or a Surviving Company (a "Transfer Agent") shall be entitled to rely upon these resolutions to execute the issuance of the shares as aforesaid; and,

(d)    the effective date of all Shares transferred pursuant to this Board Resolution shall be the Effective Date of the Stock Purchase Agreement and shall be memorialized on the face of the certificates evidencing such shares; and,

(e)   the Company agrees to indemnify and hold harmless the Transfer Agent from and against any and all claims, liabilities, losses, damages and expenses, including fees and expenses of counsel, accountants and other advisors (collectively, "Losses"), related thereto or arising out of or in connection therewith the issuance of shares; and,

(f)   the value of all shares hereby transferred shall be par value.

Each Director, by signing this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Board of Directors' meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument, effective as of the date executed below.

/s/ Joseph Meuse
Joseph Meuse, Director
Date: March 19, 2010

EXHIBIT 7
WRITTEN SHAREHOLDERS CONSENT
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Shareholders of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company), a corporation organized in the State of Delaware (the "Company"), the undersigned, being the majority shareholder(s) of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the majority shareholders drily called and held:

WHEREAS, the Shareholder(s) wish to approve the transfer of fifty and one thousandth percent (50.001%) of the Company's capital stock to Sanomedics International Holdings, Inc.

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)   the transactions contemplated above are hereby approved, ratified and confirmed; and,

(b)   the Shareholde(s) approve the transfer of fifty and one thousandth percent (50.001%) of the Company's capital stock to Sanomedics International Holdings, Inc.

Each Shareholder, by signing this Written Consent of the Shareholders in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Majority Shareholders meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Written Consent of the Shareholders in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument, effective as of the date executed below.

By:	/s/ Joseph Meuse
Joseph Meuse, Managing Member of Belmont Partners, LLC, Majority Shareholder
Date:	March 19, 2010

EXHIBIT 8
UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Board of Directors of Niagara Mining & Development Co., Inc, (also known as Grand Niagara Mining and Development Companny), a corporation organized in the State of Delaware (the "Company"), the undersigned, being all of the Directors of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the Board of Directors duly called and held:

WHEREAS,. the Board wishes to appoint Keith Houlihan as the sole Director and President of the Company.

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)   it is in the best interests of the Company to undertake the trannsactions contemplated hereby; and,

(b)   the transactions are hereby approved, ratified and confirmed; and,

(c)   the Company appoints Keith Houlihan as the sole Director, President and Secretary of the Company.

Each Director, by signing this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Board of Directors' meeting and agrees to the transaction of the business set forth in this unanimous . written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Unanimous Written Consent of the Board of Directors in Lieu of a Special Meeting, which may be signed in one or more counterparts, each of which, when taken together, shall constitute one and the same instrument, effective as of the date executed below.

/s/ Joseph Meuse
Joseph Meuse, Director
Date: March 19, 2010

EXHIBIT 9
WRITTEN SHAREHOLDERS CONSENT
IN LIEU OF A SPECIAL MEETING

In lieu of a Special Meeting of the Shareholders of Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company), a corporation organized in the State of Delaware (the "Company'), the undersigned, being the majority shareholder(s) of the Company, take the following actions by unanimous written consent; said actions to have the same force and effect as if adopted at a meeting of the majority shareholders duly called and held:

WHEREAS, the Shareholder(s) wish to nominate of Keith Houlihan as the sole Director, President and Secretary of the Company.

NOW, THEREFORE, IT IS HEREBY RESOLVED AS FOLLOWS:

(a)   the transactions contemplated above are hereby approved, ratified and confirmed; and,

(b)   the Shareholder(s) approve the nomination of Keith Houlihan as the sole Director, President and Secretary of the Company.

Each Shareholder, by signing this Written Consent of the Shareholders in Lieu of a Special Meeting, waives notice of the time, place and purpose of a special Majority Shareholders meeting and agrees to the transaction of the business set forth in this unanimous written consent in lieu of such meeting.

IN WITNESS WHEREOF, we have each signed this Written Consent of the Shareholders in Lieu of a Special Meeting, which may be signed in one or ore counterparts, each of which, when taken together, shall constitute one and the, same ent, effective as of the date executed below.

By:	/s/ Joseph Meuse
Joseph Meuse, Managing Member of Belmont Partners, LLC, Majority Shareholder
Date:	March 19, 2010

EXHIBIT 10
MEETING OF THE BOARD OF DIRECTORS
NIAGARA MINING & DEVELOPMENT CO., INC.
(also known as Grand Niagara Mining and Development Company)

A meeting of the Board of Directors of Niagara Mining & Development Co., Inc. (also know as Grand Niagara Mining and Development Company) a Delaware company (the "Company") was held on the date executed below. Present at this meeting was Keith Houlihan. Mr. Houlihan being the sole Director of the Company acted as the President and Secretary for the meeting.

WHEREAS, the Company is issuing a control block of the Company's stock to Keith Houlihan (the "Stock'"); and

WHEREAS, said Stock all remain non-dilutable until full payment of the Purchase Price as defined in the Stock Purchase Agreement dated Match 19, 2009 has been received by Belmont Partners, LLC or for the life of the Agreement to Prevent Resale and Dilution and Irrevocable Proxy Coupled with an Interest (the "Proxy"), whichever is longer; and,

WHEREAS, the Stock and any subsequent issuance of shares of any series or class whatsoever by the Company during the life of the Proxy, shall prominently bear on their face a legend indicating that such shares are subject to the Proxy.

BE IT FURTHER RESOLVED: That the Corporation does hereby fully authorize and empower to transfer, endorse, sell, assign, set over, and deliver any and all shares of stocks, bonds, debentures, notes and evidences of indebtedness, or other securities now or hereafter standing in the name of or owned by this corporate seal of this Company and any and all written instruments necessary or proper to effectuate the authority hereby conferred.

CERTIFICATION: I, Keith Houlihan, Board Member of the Company, hereby certify that the above resolutions were adopted by the Board of Directors of the Company at a duly constituted meeting in which a full quorum was present and that said resolutions remain in full force and effect and have not been rescinded.

/s/ Keith Houlihan
Keith Houlihan, Director Date: March 19, 2009

EXHIBIT 11

March 19, 2009

PacWest Transfer, LLC
2510 Pines Road North
Suite 206B
Spokane Valley, WA 99206

Re: Niagara Mining & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) (the "Company")

Dear Ms. Poffenroth:

This letter shall serve as an acknowledgment agreement and acceptance that pursuant to the Stock Purchase Agreement dated March 19, 2009, Sanomedics International Holdings, Inc. acquired a non-dilutive control block of stock in the Company. In addition, Mr. Houlihan also agrees and accepts that not only will the control block of stock be non-dilutive, but any subsequent issuances of stock thereafter will also be subject to the Irrevocable Proxy Coupled with Interest (the "Proxy") throughout the life of the Proxy and shall bear a proxy legend.

Very truly yours,

/s/ Keith Houlihan
Keith Houlihan, Director

EXHIBIT 11

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (the "Guarantee Agreement") is made and entered into by and between Belmont Partners, LLC a Virginia limited liability company with a principal place of business at 360 Main Street, Washington, Virginia 22747 (the "Lender") Sanomedics International Holdings, Inc., an individual with a principle address of 7251 W, Lake Mead Blvd. Suite 300, Las Vegas, NV 89128 (the "Borrower") Keith Houlihan; an individual with a principle address of 3110 West Harbor View Avenue, Tampa, FL 33611 (the "Guarantor") (Guarantor, Borrower and Lender each a "Party" and collectively the "Pasties"):

WITNESSETH:

WHEREAS, the Borrower has promised to pay the Lender one hundred fifty eight thousand U.S. dollars ($158,000.00) pursuant to a Stock Purchase Agreement for Niagara, Minting & Development Co., Inc. (also known as Grand Niagara Mining and Development Company) (attached hereto as Exhibit A); and,

WHEREAS, the Borrower has previously paid Lender a deposit of fifty thousand U.S. dollars ($50,000.00); and,

WHEREAS, Borrower currently owes Lender a total amount of one hundred eight thousand U.S. dollars ($108,000.00) (the "Loan Amount"); and

WHEREAS, the Borrower has pledged certain collateral as part of the Agreements; and

WHEREAS, the Lender has agreed to payment terms pursuant to the Agreement and Amendment; and

WHEREAS, the Lender required additional guarantees as inducement to agree to the payment schedules contained in the Amendment; and

WHEREAS, the Guarantor wishes to guarantee and promise to pay the Loan Amount to Lender in the event the Borrower defaults under its obligations contained in the Agreement and/or Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1.   Issuance of the Guarantee: Subject to the tens and conditions set forth herein and based upon those matters set out in the Agreements:

a)    Guarantor hereby guarantees payment of the Loan Amount and guarantees payment of the amounts set forth in each of the Agreements according to the terms and conditions contained therein; and

b)    Guarantor hereby guarantees to pay interest on the outstanding Loan Amount at the time Lender requests payment from the Guarantor under this Guarantee Agreement at the rate of eighteen percent (18%) per annum compounded daily.

2.   Coverage:, In the event the Borrower is in Default on any one or all of the Agreements in accordance with the terms and conditions contained therein, and such Default has been. in existence for a period of three (3) business days, Lender, at its sole discretion, may notify Borrower and Guarantor of such condition of Default. If Borrower has not cured the Default within five (5) business days of Guarantor's notification, Lender may, in its sole discretion, demand payment of the outstanding Loan Amount or any portion thereof as determined in the sole discretion of the Lender (the Guarantee Demand Amount"). The Guarantee Demand Amount shall be due and payable immediately upon Lender's claim under this Section 2, The Guarantee Demand Amount shall immediately begin to accrue interest at the rate of eighteen percent (18%) per annum compounded daily.

3.   Waiver: Guarantor hereby waives any requirement that the Lender exhaust any right or takes any action against Borrower or any other party before malting a claim hereunder, except the demand required to be made under Section 2 herein.

4.    Notifications: Such notifications or demands as are required by this Guarantee Agreement shall be addressed to the Lender, Guarantor or Borrower, as the case may be, to the address below:

Lender:	Belmont Partners, LLC
Attn. Chris Dobbins
360 Main Street
P.O. Box 363
Washington, Virginia 22747
(540) 675-3149

Borrower:	Sanomedics International Holdings, Inc.
7251 W. Lake Mead Blvd. Suite 300
Las Vegas, NV 89128

Guarantor:	Keith Houlihan
7251 W. Lake Mead Blvd. Suite 300
Las Vegas, NV 89128

5.    Collections, Should the Guaranty Demand Amount referenced by this Guarantee Agreement or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should any amount due under this Guarantee Agreement be placed in the hands of attorneys for collection upon default, Guarantor agrees to pay, in addition to the principal, premium and interest due and payable hereon, all costs of collection, including reasonable attorneys' fees and expenses.

6.
Governing Law. This Guarantee Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, U.S.A. without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the Commonwealth of Virginia..

7.	Term / Survival. The terms of this Guarantee Agreement shall be effective as of the Effective Date, and continue until such time as the Loan Amount is paid in full to Lender.

8.
Successors and Assigns. The terms and conditions of this Guarantee Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, except that neither Guarantor or Borrower may assign or transfer any of its rights or obligations under this Guarantee Agreement.

9.
Counterparts. This Guarantee Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed or PDF copy of this Guarantee Agreement shall be deemed an original.

10.
Headings. The headings used in this Guarantee Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Guarantee Agreement.

11.	Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Guarantee Agreement.

12.
Modifications and Waivers. No change, modification or waiver of any provision of this Guarantee Agreement shall be valid or binding unless it is in writing, dated subsequent to the Effective Date of this Guarantee Agreement, and signed by the Parties. No waiver of any breach, term, condition or remedy of this Guarantee Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this Guarantee Agreement, by law, or otherwise afforded the Lender shall be cumulative and not alternative.

13.
Severability. If one or more provisions of this Guarantee Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Guarantee Agreement and the balance of the Guarantee Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

14.
Termination. This Guarantee Agreement may not be terminated by the Guarantor or Borrower unless the Lender agrees in writing to terminate this Guarantee Agreement. This Guarantee Agreement shall terminate and Lender will mark this Guarantee as null and void upon Lender's receipt of payment in full of the Loan Amount.

15.
Entire Agreement. This Guarantee Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

16.
Further Assurances. From and after the date of this Agreement, upon the request of the Lender or Guarantor, Lender or Guarantor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Guarantee Agreement.

17.	Notices. All notices or other communications required or permitted by this Guarantee Agreement shall be in writing and shall be deemed to have been duly received:

a)
if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission,

b)	if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails, and

c)
if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 17.

18.
Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such a solution within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitrators) may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Guarantee Agreement as of the last date written below.

LENDER:	BORROWER:

BELMONT PARTNERS, LLC	SANOMEDICS INTERNATIONAL HOLDINGS, INC.

/s/ Joseph Meuse	/s/ Keith Houlihan
By: Joseph Meuse, Managing Member Date: March 19, 2009	By: Keith Houlihan, Date: March 19, 2009

GUARANTOR:

KEITH HOULIHAN

/s/ Keith Houlihan
By: Keith Houlihan, Individual Date: March 19, 2009